 EXHIBIT 99.1

PRESS RELEASE

Notice of Shareholder Meeting for Deep Well

June 18, 2014 – 08:00 ET

EDMONTON, ALBERTA - (Marketwired) the Board of Directors of Deep Well Oil & Gas, Inc. ("Deep Well" or "Company") (OTCQB Marketplace: DWOG) is pleased to announce that it has officially called a Shareholder Meeting of the Company (the “Meeting”) to be held in Edmonton, Alberta on Wednesday the 17th of September, 2014, at a time and place to be disclosed in the Company’s Proxy Statement which will be sent to all its shareholders on or before August 7, 2014. The record date for shareholders entitled to vote at the Meeting has been set at the close of business on July 31, 2014.

Deep Well is also pleased to announce that Mr. Curtis J. Sparrow, P.Eng., MBA, Chief Financial Officer, presented Deep Well at the SeeThruEquity’s Microcap Investor Conference on May 28, 2014 in New York.  We invite you to download Deep Well’s presentation from our website at http://www.deepwelloil.com/DWOG 2014-05-28 See Thru Equities.pdf.

Deep Well and its Canadian subsidiaries, Northern Alberta Oil Ltd. and Deep Well Oil & Gas (Alberta) Ltd., have a 90 per cent working interest in 51 contiguous square miles of oil sands leases, an 80 per cent working interest in 5 contiguous square miles of oil sands leases and a 25 per cent working interest in 12 contiguous square miles in the Sawn Lake oil sands area in North Central Alberta.  The leases cover 17,408 gross hectares (43,015 gross acres) of land.

Deep Well Oil & Gas, Inc. is fully committed to best practices in Environmental Stewardship to assure sustainable development of its in-situ heavy oil holdings. Deep Well is a Nevada corporation based in Edmonton, Canada.

This press release contains forward-looking statements. The words or phrases “might”,” “purported”, “claimed”, "would be," "to be," "will allow," "intends to," "will likely result," " expected," "will continue," "is anticipated," "potential," "recoverable," "estimate," "forecast," "project," “plans,” or similar expressions are intended to identify "forward-looking statements." Actual results could differ materially from those projected in the Corporation's proposed oil and gas related business and described in this press release. The Corporation's business and the realization of the results contemplated by this press release are subject to various risks, which are discussed in the Corporation's filings with the SEC.  The Corporation's filings may be accessed at the SEC's Edgar system at www.sec.gov. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Corporation cautions readers not to place reliance on such statements. Unless otherwise required by applicable law, we do not undertake, and we specifically disclaim any obligation, to update any forward- looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such a statement.

Contact:

Deep Well Oil & Gas, Inc.
1 780 409 8144
info@deepwelloil.com
www.deepwelloil.com